Exhibit 3.1



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  BORDEN, INC.

                          Pursuant to N.J.S. 14A:9-5(4)

                           Dated:  ____________, 1995



          THE UNDERSIGNED corporation certifies that it has adopted the following restated certificate of incorporation:


                                    ARTICLE I

                                 Corporate Name

          The name of the corporation is Borden, Inc.


                                   ARTICLE II

                                     Purpose


          The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                   ARTICLE III

                                  Capital Stock

          1.  Authorized Shares

          The corporation is authorized to issue 400,000,000 shares, divided into:

          (a)  300,000,000 shares of common stock, par value $0.01 per share;

     and

          (b)  100,000,000 shares of preferred stock.

























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          The board is authorized to amend the certificate of incorporation to divide the preferred shares into one or more series and to determine the designation, the number, and the relative rights, preferences and limitations of the shares of each series so created.

          For purposes of illustration only, the foregoing power of the board includes but is not limited to the determination of:

          (i)  The number of shares constituting each series;

         (ii)  The rate and times at which, and the terms and conditions on which, dividends on shares of a series will be paid, and whether the dividends are cumulative or non-cumulative or are participating or non-

     participating;

        (iii)  The voting rights of the holders of shares of the series,

     including whether the shares shall have no voting rights, or multiple,

     full, limited or special voting rights;

         (iv)  The right, if any, of the holders of shares of the series to convert their shares into, or exchange them for, shares of other classes or series of stock of the corporation, and the terms and conditions of the conversion or exchange, including provisions for adjustment of the conversion price or rate in such events as the board shall determine;

          (v)  The right, if any, of the corporation or the holders of the shares to cause the shares of the series to be redeemed, the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed, and whether the shares


































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     shall be redeemed in exchange for cash or other property, or a combination thereof;

         (vi)  The rights of the holders of shares of the series upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation and whether those rights are limited or participating; and

        (vii)  The obligation, if any, of the corporation to establish a sinking fund for the purchase or redemption of the shares of the series, the amounts and time of payments to that fund, and the other terms and conditions of that fund.

          2.  Pre-emptive Rights

          The shareholders of the corporation shall not have pre-emptive rights.

          3.  Shareholder Vote Required

          The affirmative vote of a majority of votes cast by the shareholders shall be required to authorize or approve any action or matter to be voted upon by the shareholders, except that directors shall be elected as provided by law.


                                   ARTICLE IV

                           Registered Office and Agent

          The address of the corporation's current registered office is 65

Livingston Avenue, Roseland, New Jersey 07068; the name of the corporation's current registered agent at that address is John R. MacKay 2nd.



































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                                    ARTICLE V

                           Current Board of Directors

          The current board of directors consists of _____ persons whose name and addresses are as follows:

               [To be completed with then current board members.]


                                   ARTICLE VI

                                 Indemnification

          Every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law,

including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made,

a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation,

whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.  During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.































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                                   ARTICLE VII

                   Personal Liability of Directors or Officers

          A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act.



          IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.



                                             BORDEN, INC.


                                             By:
                                                ----------------------
                                                Name:
                                                Title: